Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report concerning the financial statements of Dwarf Technology Holdings, Inc. for the years ended December 31, 2010 and December 31, 2009 which is included in a filing of that company on Form S-1.

/s/ Jeffrey & Company

Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

August 15, 2011